FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.65, ROAA OF 1.32% AND ROATCE OF 15.63% FOR 1Q2022
Annualized linked-quarter loan growth of 18.5% for 1Q2022, 22.5% exclusive of PPP paydowns

NASHVILLE, TN, April 18, 2022 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.65 for the quarter ended March 31, 2022, compared to net income per diluted common share of $1.61 for the quarter ended March 31, 2021, an increase of approximately 2.5 percent. Items significantly impacting the comparability between the two periods were:
•PPP income in the first quarter of 2022 was $10.8 million, compared to $23.0 million in the first quarter of 2021. PPP loans at March 31, 2022 were $157.2 million, down from $371.1 million at Dec. 31, 2021 and $2.2 billion at March 31, 2021.
•Income from the firm’s sale of residential mortgage loans amounted to $4.1 million during the first quarter of 2022, compared to $13.7 million during the first quarter of 2021.
•On March 1, 2022, Pinnacle Bank acquired the remaining equity of JB&B Capital, LLC ("JB&B"), a commercial equipment leasing business in Knoxville, TN, in a cash transaction. Pinnacle had previously acquired 20 percent of JB&B's equity in 2017. As a result of the acquisition of JB&B, first quarter 2022 net income per diluted common share increased by $0.04 per share, which includes approximately $5.5 million of gains resulting from remeasurement of the previous investment offset in part by approximately $1.0 million of provision for credit losses recorded in accordance with CECL for the outstanding leases at JB&B. Lease balances attributable to the JB&B acquisition approximated $60.7 million at March 31, 2022.

"In our view, the economic landscape remains fragile," said M. Terry Turner, Pinnacle's president and chief executive officer. "Russia's invasion of Ukraine and the various economic sanctions enacted in response are likely to continue to weigh on our economy. The full impact of the ongoing supply chain issues, inflation, inverted yield curves and a potential recession are as yet unknown. Our response thus far has been to seek to protect tangible book value, to initiate a number of targeted loan portfolio reviews, including our COVID-impacted and commercial real estate portfolios, and to heighten our diligence on cybersecurity and fraud detection.
"Despite the uncertain economic environment, we are pleased with our first quarter performance and remain optimistic for 2022," Turner said. "As a result of our prolific hiring over the last few years, we had anticipated rapid loan growth this year based primarily on market share movement as the new revenue producers continue to consolidate their clients from their previous employers to us. Not only are we realizing outsized loan growth in our legacy Tennessee, Carolinas and Virginia markets, but we are also having great success in our market extensions to Atlanta, Washington, D.C., Birmingham, and Huntsville. The prolific hiring continued during the first quarter with 28 additional revenue producers. The loan growth we experienced during the first quarter, along with our current loan pipelines and our continued ability to attract new associates, have bolstered our confidence that we could meet or exceed mid-teen percentage loan growth for this year."

BALANCE SHEET GROWTH:
Total assets at March 31, 2022 were $39.4 billion, an increase of approximately $4.1 billion from March 31, 2021, reflecting a year-over-year increase of 11.6 percent. A further analysis of select balance sheet trends follows:

	Balances at			Balances at
(dollars in thousands)	March 31, 2022	December 31, 2021	Linked-Quarter Annualized % Change	March 31, 2021	Year-over-Year % Change
Loans	$24,499,022	$23,414,262	18.5%	$23,086,701	6.1%
Less PPP loans	157,180	371,118	(230.6)%	2,221,409	(92.9)%
Loans excluding PPP loans	24,341,842	23,043,144	22.5%	20,865,292	16.7%
Securities and other interest-earning assets	10,704,157	11,046,895	(12.4)%	8,237,831	29.9%
Total interest-earning assets excluding PPP loans	$35,045,999	$34,090,039	11.2%	$29,103,123	20.4%

Core Deposits:
Noninterest-bearing deposits	10,986,194	10,461,071	20.1%	8,103,943	35.6%
Interest-bearing core deposits(1)	19,412,489	18,855,840	11.8%	16,857,447	15.2%
Noncore deposits and other funding(2)	3,428,850	3,452,034	(2.7)%	5,062,784	(32.3)%
Total funding	$33,827,533	$32,768,945	12.9%	$30,024,174	12.7%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts, time deposits less than $250,000 and reciprocating time and money market deposits issued through the IntraFi Network.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

"During the first quarter, loan growth approximated an annualized rate of 18.5 percent when compared to balances at Dec. 31, 2021. Excluding the impact of PPP, loans increased at an annualized rate of 22.5 percent," Turner said. "As we have been highlighting for the past several quarters, replacing last year's PPP revenue and extraordinary volume of mortgage origination fees is primarily a function of new loan growth this year, and we are off to a tremendous start. Additionally, we were pleased with our core deposit growth in the first quarter of 14.7 percent and that our average deposit costs decreased during the quarter to 13 basis points."

PRE-TAX, PRE-PROVISION NET REVENUES (PPNR):
Pre-tax, pre-provision net revenues (PPNR) for the quarter ended March 31, 2022 were $160.3 million, a decrease of 1.4 percent from the $160.9 million recognized in the quarter ended March 31, 2021.

	Three months ended
	March 31,
(dollars in thousands)	2022	2021	% change
Revenues:
Net interest income	$239,475	$222,870	7.5%
Noninterest income	103,496	92,709	11.6%
Total revenues	342,971	315,579	8.7%
Noninterest expense	182,661	154,696	18.1%
Pre-tax, pre-provision net revenue (PPNR)	$160,310	$160,883	(0.4)%
Adjustments:
Investment losses on sales of securities, net	61	—	NM
ORE expense (benefit)	105	(13)	NM
Adjusted PPNR	$160,476	$160,870	(0.2)%

•Revenue per fully diluted common share was $4.52 for the three months ended March 31, 2022, compared to $4.47 for the fourth quarter of 2021 and $4.17 for the first quarter of 2021, an 8.4 percent year-over-year growth rate.
•Net interest income for the quarter ended March 31, 2022 was $239.5 million, compared to $238.8 million for the fourth quarter of 2021 and $222.9 million for the first quarter of 2021, a year-over-year growth rate of 7.5 percent.
◦Revenues from PPP loans approximated $10.8 million in the first quarter of 2022, compared to $15.5 million in the fourth quarter of 2021 and $23.0 million in the first quarter of 2021. At March 31, 2022, remaining unamortized fees for PPP loans were approximately $5.0 million.
◦Included in net interest income for the first quarter of 2022 was $1.7 million of discount accretion associated with fair value adjustments, compared to $2.2 million of discount accretion recognized in the fourth quarter of 2021 and $3.8 million in the first quarter of 2021. There remains $7.0 million of purchase accounting discount accretion as of March 31, 2022.
•Noninterest income for the quarter ended March 31, 2022 was $103.5 million, compared to $100.7 million for the quarter ended Dec. 31, 2021, a linked-quarter annualized increase of 11.0 percent. Compared to $92.7 million for the first quarter of 2021, noninterest income grew 11.6 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $20.7 million for the first quarter of 2022, compared to $19.3 million for the fourth quarter of 2021, a linked-quarter annualized increase of 28.2 percent. Compared to $16.1 million for the first quarter of 2021, wealth management revenues were up 28.5 percent.
◦First quarter 2022 gains from investments in joint ventures and other funds was $1.7 million, compared to $3.4 million in the first quarter of 2021 and $4.1 million in the fourth quarter of 2021.
◦Service charges on deposit accounts were $11.0 million for the quarter ended March 31, 2022, compared to $12.7 million for the quarter ended Dec. 31, 2021 and $8.3 million for the quarter ended March 31, 2021. Fluctuations in these accounts are directly correlated with transaction volume and include NSF fees, analysis fees and check card interchange revenues.
◦Income from the firm's investment in BHG was $33.7 million for the quarter ended March 31, 2022, up from $30.8 million for the quarter ended Dec. 31, 2021 and $29.0 million for the quarter ended March 31, 2021.
◦Other noninterest income was $34.1 million for the quarter ended March 31, 2022, compared to $33.2 million for the quarter ended Dec. 31, 2021 and $25.7 million for the quarter ended March 31, 2021, a linked-quarter annualized increase of 10.4 percent and year-over-year growth of 32.8 percent, respectively. The year-over-year growth was primarily impacted by the $5.5 million gain on remeasurement of our investment in JB&B.
•Noninterest expense for the quarter ended March 31, 2022 was $182.7 million, compared to $170.4 million in the fourth quarter of 2021 and $154.7 million in the first quarter of 2021, reflecting a linked-quarter annualized growth rate of 28.7 percent and a year-over-year increase of 18.1 percent.
◦Salaries and employee benefits were $121.9 million in the first quarter of 2022, compared to $110.0 million in the fourth quarter of 2021 and $102.7 million in the first quarter of 2021, reflecting a linked-quarter annualized growth rate of 43.0 percent and a year-over-year increase of 18.6 percent. Total full-time equivalent associates amounted to 2,988 associates at March 31, 2022, compared to 2,621 full-time equivalent associates at March 31, 2021, an increase of 14.0 percent.
◦Noninterest expense categories, other than salaries and employee benefits, were $60.8 million in the first quarter of 2022, compared to $60.4 million in the fourth quarter of 2021 and $52.0 million in the first quarter of 2021, reflecting a linked-quarter annualized growth rate of less than 1 percent and a year-over-year increase of 17.0 percent.

"We continue to highlight PPNR and our efforts to grow PPNR consistently," said Harold R. Carpenter, Pinnacle’s chief financial officer. "PPNR was flattish compared to last year’s first quarter, but given the headwinds of reduced PPP revenues and reduced revenues from our residential mortgage business, we are pleased with our first quarter PPNR results. In addition to our anticipated loan growth this year, we believe that BHG's performance will result in at least 20 percent noninterest income growth in 2022 and that our wealth management businesses will also have a strong year given market volatility and several significant hires that were accomplished in 2021. As to expenses, compensation costs increased nearly 19 percent over last year, due primarily to increased headcount, annual merit raises and seasonal payroll taxes. We are optimistic that our hiring model will continue to provide us even more opportunities to add revenue producers this year. As a result, including the impact of inflation and the addition of JB&B on our expense base, we believe our noninterest expenses for 2022 will approximate mid-teen percentage increase over 2021 noninterest expense.
"We all appreciated that growing PPNR in 2022 would be challenging for the entire banking industry. We believe our loan growth momentum going into the second quarter is very strong, and assuming rates continue to increase and eliminate the impact of a larger percentage of our loan floors, not only should our revenue growth accelerate, but our margins should begin to expand as well."

PROFITABILITY:

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest margin	2.89%	2.96%	3.02%
Efficiency ratio	53.26%	50.20%	49.02%
Return on average assets	1.32%	1.39%	1.42%
Return on average tangible common equity (TCE)	15.63%	16.13%	17.16%
Book value per common share	$66.30	$66.89	$62.33
Tangible book value per common share	$41.65	$42.55	$37.88

•Net interest margin was 2.89 percent for the first quarter of 2022, compared to 2.96 percent for the fourth quarter of 2021 and 3.02 percent for the first quarter of 2021.
◦Impacting the firm’s net interest margin in the first quarter of 2022 and first and fourth quarters of 2021 were both PPP loans and the firm’s decision early in the pandemic to maintain additional on-balance sheet liquidity. The firm estimates its first quarter 2022 and fourth quarter 2021 net interest margin was negatively impacted by approximately 29 and 25 basis points, respectively, as a result of PPP loans and additional liquidity, compared to approximately 27 basis points for the first quarter 2021.
•During the quarter ended March 31, 2022, book value decreased by $0.59 per share and tangible book value decreased by $0.90 per share when compared to the fourth quarter of 2021, due in large part to approximately $132.8 million decrease in the net unrealized fair value of the firm's available-for-sale investment securities portfolio caused by rising rates. Additionally, during the first quarter, the firm transferred approximately $1.1 billion of available-for-sale securities to held-to-maturity.

"We remain pleased with our profitability metrics for the first quarter," Carpenter said. "There is much discussion about the rate environment and its impact on our balance sheet sensitivity going forward. We believe our balance sheet is positioned more conservatively than most given our disciplined adherence to loan floors over the last few years. Over the course of the last few weeks and since the most recent increase in Fed funds rates, our loan yields have expanded by almost 6 basis points, while our total deposit costs have increased approximately 2 basis points. Thus far, and we are very early in the up-rate cycle, we are pleased with how our relationship managers are working with their clients and setting expectations for the next several quarters.
"Additionally, the impact of increased rates on tangible book value has garnered attention. Our tangible book value per share decreased by 2.1 percent this quarter, primarily due to the impact of rising rates on accumulated other comprehensive income. Early in the first quarter of 2022, we transferred approximately $1.1 billion of available-for-sale securities to held-to-maturity to help counter the impact of rising rates on tangible equity. Tangible book value per share is a key initiative of ours, so we will continue to position our firm to grow tangible book value over the long term."

MAINTAINING A STRONG BALANCE SHEET:

	Three months ended or as of
	March 31, 2022	December 31, 2021	March 31, 2021
Annualized net loan charge-offs to avg. loans(1)	0.05%	0.14%	0.20%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.14%	0.17%	0.36%
Classified asset ratio (Pinnacle Bank) (2)	3.60%	4.10%	7.30%
Allowance for credit losses (ACL) to total loans	1.07%	1.12%	1.22%
ACL to total loans, excluding PPP	1.07%	1.14%	1.35%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.

•Provision for credit losses was $2.7 million in the first quarter of 2022 and the fourth quarter of 2021, compared to $7.2 million in the first quarter of 2021. Net charge-offs were $3.0 million for the quarter ended March 31, 2022, compared to $8.1 million for the quarter ended Dec. 31, 2021 and $11.4 million for the quarter ended March 31, 2021.
•Nonperforming assets were $35.1 million at March 31, 2022, compared to $40.1 million at Dec. 31, 2021 and $82.8 million at March 31, 2021. The ratio of the allowance for credit losses to nonperforming loans at March 31, 2022 was 982.9 percent, compared to 833.8 percent at Dec. 31, 2021 and 389.4 percent at March 31, 2021.
•Classified assets were $137.0 million at March 31, 2022, compared to $151.3 million at Dec. 31, 2021 and $244.9 million at March 31, 2021.

"Our credit performance has been strong for many years, and this was even more evident in the first quarter," Carpenter said. "Several of our loan credit metrics are at the lowest point they have been at in many years. During the first quarter, our allowance for credit losses to total loans (excluding PPP loans) (ACL) decreased from 1.14 percent at year end 2021 to 1.07 percent at March 31, 2022. We believe that continued reductions in our ACL are possible through most of 2022."

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on April 19, 2022, to discuss first quarter 2022 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at

www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2021 deposit data from the FDIC, is listed by Forbes among the top 25 banks in the nation and earned a spot on the 2022 list of 100 Best Companies to Work For® in the U.S., its sixth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For nine years in a row and No. 1 among banks with more than $11 billion in assets in 2021.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 4 on its 2021 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $39.4 billion in assets as of March 31, 2022. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 15 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
###

Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb the spread of the virus, and the resulting impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) further public acceptance of the booster shots of the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine; (iv) those vaccines' efficacy against the virus, including new variants; (v) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (vi) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (viii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (ix) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (x) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama and Virginia, particularly in commercial and residential real estate markets, including the negative impact of inflationary pressures on our customers and their businesses; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Financial and Pinnacle Bank) if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxvii) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxiii) the availability of and access to capital; (xxix) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxx) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the

SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, PPNR, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2022 versus certain periods in 2021 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Cash and noninterest-bearing due from banks	$187,093	$188,287	$189,251
Restricted cash	29,680	82,505	162,834
Interest-bearing due from banks	3,103,008	3,830,747	2,780,137
Federal funds sold and other	—	—	55,186
Cash and cash equivalents	3,319,781	4,101,539	3,187,408
Securities purchased with agreement to resell	1,332,753	1,000,000	450,000
Securities available-for-sale, at fair value	3,569,723	4,914,194	3,677,019
Securities held-to-maturity (fair value of $2.4 billion, $1.2 billion and $1.0 billion, net of allowance for credit losses of $1.1 million, $161 and $198 at March 31, 2022, Dec. 31, 2021 and March 31, 2021, respectively)	2,566,386	1,155,958	1,014,345
Consumer loans held-for-sale	67,224	45,806	85,769
Commercial loans held-for-sale	35,383	17,685	12,541
Loans	24,499,022	23,414,262	23,086,701
Less allowance for credit losses	(261,618)	(263,233)	(280,881)
Loans, net	24,237,404	23,151,029	22,805,820
Premises and equipment, net	296,779	288,182	289,515
Equity method investment	382,256	360,833	327,512
Accrued interest receivable	95,147	98,813	98,477
Goodwill	1,850,951	1,819,811	1,819,811
Core deposits and other intangible assets	31,997	33,819	40,130
Other real estate owned	8,237	8,537	10,651
Other assets	1,606,357	1,473,193	1,480,707
Total assets	$39,400,378	$38,469,399	$35,299,705
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$10,986,194	$10,461,071	$8,103,943
Interest-bearing	6,838,659	6,530,015	5,814,689
Savings and money market accounts	12,416,101	12,179,663	11,361,620
Time	2,054,860	2,133,784	3,012,688
Total deposits	32,295,814	31,304,533	28,292,940
Securities sold under agreements to repurchase	219,530	152,559	172,117
Federal Home Loan Bank advances	888,870	888,681	888,115
Subordinated debt and other borrowings	423,319	423,172	671,002
Accrued interest payable	8,575	12,504	15,359
Other liabilities	283,320	377,343	300,648
Total liabilities	34,119,428	33,158,792	30,340,181
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at March 31, 2022, Dec. 31, 2021 and March 31, 2021, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 76.4 million, 76.1 million and 76.1 million shares issued and outstanding at March 31, 2022, Dec. 31, 2021, and March 31, 2021, respectively	76,377	76,143	76,088
Additional paid-in capital	3,045,914	3,045,802	3,027,311
Retained earnings	1,972,686	1,864,350	1,515,451
Accumulated other comprehensive income (loss), net of taxes	(31,153)	107,186	123,548
Total stockholders' equity	5,280,950	5,310,607	4,959,524
Total liabilities and stockholders' equity	$39,400,378	$38,469,399	$35,299,705
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Loans, including fees	$227,047	$230,026	$227,372
Securities
Taxable	11,048	9,696	7,728
Tax-exempt	17,446	16,931	15,498
Federal funds sold and other	3,076	2,540	1,319
Total interest income	258,617	259,193	251,917
Interest expense:
Deposits	10,250	10,648	17,468
Securities sold under agreements to repurchase	56	54	72
FHLB advances and other borrowings	8,836	9,728	11,507
Total interest expense	19,142	20,430	29,047
Net interest income	239,475	238,763	222,870
Provision for credit losses	2,720	2,675	7,235
Net interest income after provision for credit losses	236,755	236,088	215,635
Noninterest income:
Service charges on deposit accounts	11,030	12,663	8,307
Investment services	10,691	11,081	8,191
Insurance sales commissions	4,036	2,328	3,225
Gains on mortgage loans sold, net	4,066	4,244	13,666
Investment gains (losses) on sales, net	(61)	393	—
Trust fees	5,973	5,926	4,687
Income from equity method investment	33,655	30,844	28,950
Other noninterest income	34,106	33,244	25,683
Total noninterest income	103,496	100,723	92,709
Noninterest expense:
Salaries and employee benefits	121,852	110,048	102,728
Equipment and occupancy	25,536	24,997	23,220
Other real estate, net	105	37	(13)
Marketing and other business development	3,777	4,562	2,349
Postage and supplies	2,371	2,191	1,806
Amortization of intangibles	1,871	2,057	2,206
Other noninterest expense	27,149	26,525	22,400
Total noninterest expense	182,661	170,417	154,696
Income before income taxes	157,590	166,394	153,648
Income tax expense	28,480	32,866	28,220
Net income	129,110	133,528	125,428
Preferred stock dividends	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$125,312	$129,730	$121,630
Per share information:
Basic net income per common share	$1.66	$1.72	$1.61
Diluted net income per common share	$1.65	$1.71	$1.61
Weighted average common shares outstanding:
Basic	75,654,986	75,523,052	75,372,883
Diluted	75,930,372	76,024,700	75,657,149
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2022	2021	2021	2021	2021	2020
Balance sheet data, at quarter end:
Commercial and industrial loans	$8,213,204	7,703,428	7,079,431	6,771,254	6,355,119	6,239,588
Commercial real estate - owner occupied loans	3,124,275	3,048,822	2,954,519	2,817,689	2,869,785	2,802,227
Commercial real estate - investment loans	4,707,761	4,607,048	4,597,736	4,644,551	4,782,712	4,565,040
Commercial real estate - multifamily and other loans	718,822	614,656	621,471	724,253	790,469	638,344
Consumer real estate - mortgage loans	3,813,252	3,680,684	3,540,439	3,335,537	3,086,916	3,099,172
Construction and land development loans	3,277,029	2,903,017	3,096,961	2,791,611	2,568,969	2,901,746
Consumer and other loans	487,499	485,489	459,182	440,124	411,322	379,515
Paycheck protection program loans	157,180	371,118	708,722	1,372,916	2,221,409	1,798,869
Total loans	24,499,022	23,414,262	23,058,461	22,897,935	23,086,701	22,424,501
Allowance for credit losses	(261,618)	(263,233)	(268,635)	(273,747)	(280,881)	(285,050)
Securities	6,136,109	6,070,152	5,623,890	5,326,908	4,691,364	4,615,040
Total assets	39,400,378	38,469,399	36,523,936	35,412,309	35,299,705	34,932,860
Noninterest-bearing deposits	10,986,194	10,461,071	9,809,691	8,926,200	8,103,943	7,392,325
Total deposits	32,295,814	31,304,533	29,369,807	28,217,603	28,292,940	27,705,575
Securities sold under agreements to repurchase	219,530	152,559	148,240	177,661	172,117	128,164
FHLB advances	888,870	888,681	888,493	888,304	888,115	1,087,927
Subordinated debt and other borrowings	423,319	423,172	542,712	671,994	671,002	670,575
Total stockholders' equity	5,280,950	5,310,607	5,191,798	5,101,231	4,959,524	4,904,611
Balance sheet data, quarterly averages:
Total loans	$23,848,533	23,225,735	22,986,835	23,179,803	22,848,086	22,524,683
Securities	6,143,664	5,813,636	5,451,232	5,036,786	4,666,269	4,567,872
Federal funds sold and other	4,799,946	4,356,113	3,743,074	3,143,078	3,356,199	3,621,623
Total earning assets	34,792,143	33,395,484	32,181,141	31,359,667	30,870,554	30,714,178
Total assets	38,637,221	37,132,078	35,896,130	35,053,772	34,659,132	34,436,765
Noninterest-bearing deposits	10,478,403	10,240,393	9,247,382	8,500,465	7,620,665	7,322,393
Total deposits	31,538,985	30,034,026	28,739,871	28,013,659	27,620,784	27,193,256
Securities sold under agreements to repurchase	179,869	141,781	164,837	173,268	143,586	121,331
FHLB advances	888,746	888,559	888,369	888,184	934,662	1,250,848
Subordinated debt and other borrowings	441,755	484,389	586,387	674,162	673,662	673,419
Total stockholders' equity	5,331,405	5,262,586	5,176,625	5,039,608	4,953,656	4,852,373
Statement of operations data, for the three months ended:
Interest income	$258,617	259,193	260,868	259,236	251,917	257,047
Interest expense	19,142	20,430	23,325	26,011	29,047	36,062
Net interest income	239,475	238,763	237,543	233,225	222,870	220,985
Provision for credit losses	2,720	2,675	3,382	2,834	7,235	9,180
Net interest income after provision for credit losses	236,755	236,088	234,161	230,391	215,635	211,805
Noninterest income	103,496	100,723	104,095	98,207	92,709	83,444
Noninterest expense	182,661	170,417	168,851	166,140	154,696	161,305
Income before taxes	157,590	166,394	169,405	162,458	153,648	133,944
Income tax expense	28,480	32,866	32,828	30,668	28,220	23,068
Net income	129,110	133,528	136,577	131,790	125,428	110,876
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$125,312	129,730	132,779	127,992	121,630	107,078
Profitability and other ratios:
Return on avg. assets (1)	1.32%	1.39%	1.47%	1.46%	1.42%	1.24%
Return on avg. equity (1)	9.53%	9.78%	10.18%	10.19%	9.96%	8.78%
Return on avg. common equity (1)	9.94%	10.20%	10.62%	10.65%	10.41%	9.19%
Return on avg. tangible common equity (1)	15.63%	16.13%	16.98%	17.32%	17.16%	15.37%
Common stock dividend payout ratio (16)	12.94%	10.65%	11.13%	11.73%	13.69%	15.84%
Net interest margin (2)	2.89%	2.96%	3.03%	3.08%	3.02%	2.97%
Noninterest income to total revenue (3)	30.18%	29.67%	30.47%	29.63%	29.38%	27.41%
Noninterest income to avg. assets (1)	1.09%	1.08%	1.15%	1.12%	1.08%	0.96%
Noninterest exp. to avg. assets (1)	1.92%	1.82%	1.87%	1.90%	1.81%	1.86%
Efficiency ratio (4)	53.26%	50.20%	49.42%	50.13%	49.02%	52.99%
Avg. loans to avg. deposits	75.62%	77.33%	79.98%	82.74%	82.72%	82.83%
Securities to total assets	15.57%	15.78%	15.40%	15.04%	13.29%	13.21%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	March 31, 2022			March 31, 2021
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,848,533	$227,047	3.94%	$22,848,086	$227,372	4.11%
Securities
Taxable	3,234,641	11,048	1.39%	2,271,325	7,728	1.38%
Tax-exempt (2)	2,909,023	17,446	2.94%	2,394,944	15,498	3.15%
Interest-bearing due from banks	3,347,804	1,303	0.16%	3,168,308	713	0.09%
Resell agreements	1,281,746	1,214	0.38%	5,000	—	—%
Federal funds sold	—	—	—%	22,809	—	—%
Other	170,396	559	1.33%	160,082	606	1.54%
Total interest-earning assets	34,792,143	$258,617	3.11%	30,870,554	$251,917	3.41%
Nonearning assets
Intangible assets	1,863,730			1,861,386
Other nonearning assets	1,981,348			1,927,192
Total assets	$38,637,221			$34,659,132

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	6,391,316	2,599	0.16%	5,466,389	2,599	0.19%
Savings and money market	12,587,219	5,124	0.17%	11,321,344	6,713	0.24%
Time	2,082,047	2,527	0.49%	3,212,386	8,156	1.03%
Total interest-bearing deposits	21,060,582	10,250	0.20%	20,000,119	17,468	0.35%
Securities sold under agreements to repurchase	179,869	56	0.13%	143,586	72	0.20%
Federal Home Loan Bank advances	888,746	4,474	2.04%	934,662	4,494	1.95%
Subordinated debt and other borrowings	441,755	4,362	4.00%	673,662	7,013	4.22%
Total interest-bearing liabilities	22,570,952	19,142	0.34%	21,752,029	29,047	0.54%
Noninterest-bearing deposits	10,478,403	—	—	7,620,665	—	—
Total deposits and interest-bearing liabilities	33,049,355	$19,142	0.23%	29,372,694	$29,047	0.40%
Other liabilities	256,461			332,782
Stockholders' equity	5,331,405			4,953,656
Total liabilities and stockholders' equity	$38,637,221			$34,659,132
Net interest income		$239,475			$222,870
Net interest spread (3)			2.77%			2.86%
Net interest margin (4)			2.89%			3.02%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $8.5 million of taxable equivalent income for the three months ended March 31, 2022 compared to $7.3 million for the three months ended March 31, 2021. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended March 31, 2022 would have been 2.88% compared to a net interest spread of 3.00% for the three months ended March 31, 2021.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2022	2021	2021	2021	2021	2020
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$26,616	31,569	46,692	53,105	72,135	73,836
ORE and other nonperforming assets (NPAs)	8,437	8,537	8,415	9,602	10,651	12,360
Total nonperforming assets	$35,053	40,106	55,107	62,707	82,786	86,196
Past due loans over 90 days and still accruing interest	$1,605	1,607	1,914	1,810	2,833	2,362
Accruing troubled debt restructurings (5)	$2,317	2,354	2,397	2,428	2,460	2,494
Accruing purchase credit deteriorated loans	$12,661	13,086	12,158	12,400	13,904	14,091
Net loan charge-offs	$2,958	8,077	9,281	9,968	11,397	10,775
Allowance for credit losses to nonaccrual loans	982.9%	833.8%	575.3%	515.5%	389.4%	386.1%
As a percentage of total loans:
Past due accruing loans over 30 days	0.11%	0.09%	0.09%	0.07%	0.09%	0.19%
Potential problem loans (6)	0.41%	0.47%	0.60%	0.74%	0.70%	0.77%
Allowance for credit losses (20)	1.07%	1.12%	1.17%	1.20%	1.22%	1.27%
Nonperforming assets to total loans, ORE and other NPAs	0.14%	0.17%	0.24%	0.27%	0.36%	0.38%
Classified asset ratio (Pinnacle Bank) (8)	3.6%	4.1%	5.6%	6.8%	7.3%	8.1%
Annualized net loan charge-offs to avg. loans (7)	0.05%	0.14%	0.16%	0.17%	0.20%	0.19%
Wtd. avg. commercial loan internal risk ratings (6)	44.9	45.3	46.0	46.1	45.2	45.1

Interest rates and yields:
Loans	3.94%	4.04%	4.13%	4.11%	4.11%	4.20%
Securities	2.12%	2.08%	2.04%	2.25%	2.29%	2.27%
Total earning assets	3.11%	3.20%	3.32%	3.42%	3.41%	3.44%
Total deposits, including non-interest bearing	0.13%	0.14%	0.17%	0.20%	0.26%	0.33%
Securities sold under agreements to repurchase	0.13%	0.15%	0.14%	0.13%	0.20%	0.21%
FHLB advances	2.04%	2.04%	2.04%	2.03%	1.95%	2.00%
Subordinated debt and other borrowings	4.00%	4.23%	4.45%	4.52%	4.22%	4.13%
Total deposits and interest-bearing liabilities	0.23%	0.26%	0.30%	0.35%	0.40%	0.49%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	13.4%	13.8%	14.2%	14.4%	14.0%	14.0%
Common equity Tier one	10.5%	10.9%	10.5%	10.5%	10.3%	10.0%
Tier one risk-based	11.2%	11.7%	11.3%	11.3%	11.2%	10.9%
Total risk-based	13.3%	13.8%	14.0%	14.5%	14.5%	14.3%
Leverage	9.5%	9.7%	9.3%	9.2%	8.9%	8.6%
Tangible common equity to tangible assets	8.5%	8.8%	9.0%	9.0%	8.6%	8.5%
Pinnacle Bank ratios:
Common equity Tier one	11.4%	11.9%	11.7%	11.9%	11.8%	11.4%
Tier one risk-based	11.4%	11.9%	11.7%	11.9%	11.8%	11.4%
Total risk-based	12.1%	12.6%	12.5%	13.1%	13.0%	12.7%
Leverage	9.6%	9.9%	9.7%	9.6%	9.4%	9.1%
Construction and land development loans as a percentage of total capital (19)	87.4%	79.1%	89.3%	80.1%	76.0%	89.0%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	243.7%	234.1%	252.4%	248.8%	256.0%	264.0%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	March	December	September	June	March	December
	2022	2021	2021	2021	2021	2020

Per share data:
Earnings per common share – basic	$1.66	1.72	1.76	1.70	1.61	1.42
Earnings per common share - basic, excluding non-GAAP adjustments	$1.66	1.71	1.76	1.69	1.61	1.58
Earnings per common share – diluted	$1.65	1.71	1.75	1.69	1.61	1.42
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.65	1.70	1.75	1.68	1.61	1.58
Common dividends per share	$0.22	0.18	0.18	0.18	0.18	0.16
Book value per common share at quarter end (9)	$66.30	66.89	65.36	64.19	62.33	61.80
Tangible book value per common share at quarter end (9)	$41.65	42.55	40.98	39.77	37.88	37.25
Revenue per diluted common share	$4.52	4.47	4.50	4.37	4.17	4.03
Revenue per diluted common share, excluding non-GAAP adjustments	$4.52	4.46	4.50	4.37	4.17	4.03

Investor information:
Closing sales price of common stock on last trading day of quarter	$92.08	95.50	94.08	88.29	88.66	64.40
High closing sales price of common stock during quarter	$110.41	104.72	98.00	92.94	93.58	65.51
Low closing sales price of common stock during quarter	$90.46	90.20	83.84	84.25	63.48	35.97

Closing sales price of depositary shares on last trading day of quarter	$26.72	28.21	28.14	29.13	27.62	27.69
High closing sales price of depositary shares during quarter	$28.53	28.99	29.23	29.13	27.83	27.94
Low closing sales price of depositary shares during quarter	$25.63	27.42	28.00	27.38	26.83	26.45

Other information:
Residential mortgage loan sales:
Gross loans sold	$270,793	352,342	347,664	394,299	546,963	479,867
Gross fees (10)	$5,700	10,098	11,215	15,552	18,793	23,729
Gross fees as a percentage of loans originated	2.11%	2.87%	3.23%	3.94%	3.44%	4.94%
Net gain on residential mortgage loans sold	$4,066	4,244	7,814	6,700	13,666	12,387
Investment gains (losses) on sales of securities, net (15)	$(61)	393	—	366	—	—
Brokerage account assets, at quarter end (11)	$7,158,939	7,187,085	6,597,152	6,344,416	5,974,884	5,509,560
Trust account managed assets, at quarter end	$4,499,911	4,720,290	4,155,510	3,640,932	3,443,373	3,295,198
Core deposits (12)	$30,398,683	29,316,911	27,170,367	25,857,639	24,961,390	23,510,883
Core deposits to total funding (12)	89.9%	89.5%	87.8%	86.3%	83.1%	79.5%
Risk-weighted assets	$31,170,258	29,349,534	27,945,624	26,819,277	26,105,158	25,791,896
Number of offices	119	118	117	116	115	114
Total core deposits per office	$255,451	248,448	232,225	222,911	217,141	206,236
Total assets per full-time equivalent employee	$13,186	13,541	13,188	13,087	13,468	13,262
Annualized revenues per full-time equivalent employee	$465.5	474.1	489.4	491.3	488.3	459.8
Annualized expenses per full-time equivalent employee	$247.9	238.0	241.9	246.3	239.4	246.6
Number of employees (full-time equivalent)	2,988.0	2,841.0	2,769.5	2,706.0	2,621.0	2,634.0
Associate retention rate (13)	93.1%	93.4%	93.4%	93.3%	94.4%	94.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2022	2021	2021

Net interest income	$239,475	238,763	222,870

Noninterest income	103,496	100,723	92,709
Total revenues	342,971	339,486	315,579
Less: Investment (gains) losses on sales of securities, net	61	(393)	—
Total revenues excluding the impact of adjustments noted above	$343,032	339,093	315,579

Noninterest expense	$182,661	170,417	154,696
Less: ORE expense	105	37	(13)
Noninterest expense excluding the impact of adjustments noted above	$182,556	170,380	154,709

Pre-tax income	$157,590	166,394	153,648
Provision for credit losses	2,720	2,675	7,235
Pre-tax pre-provision net revenue	160,310	169,069	160,883
Adjustments noted above	166	(356)	(13)
Adjusted pre-tax pre-provision net revenue (14)	$160,476	168,713	160,870

Noninterest income	$103,496	100,723	92,709
Less: Adjustments as noted above	61	(393)	—
Noninterest income excluding the impact of adjustments noted above	$103,557	100,330	92,709

Efficiency ratio (4)	53.26%	50.20%	49.02%
Adjustments as noted above	(0.04)%	0.05%	—%
Efficiency ratio (excluding adjustments noted above) (4)	53.22%	50.25%	49.02%

Total average assets	$38,637,221	37,132,078	34,659,132

Noninterest income to average assets (1)	1.09%	1.08%	1.08%
Adjustments as noted above	—%	(0.01)%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.09%	1.07%	1.08%

Noninterest expense to average assets (1)	1.92%	1.82%	1.81%
Adjustments as noted above	—%	—%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.92%	1.82%	1.81%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	September	June	March	December
	2022	2021	2021	2021	2021	2020
Net income available to common shareholders	$125,312	129,730	132,779	127,992	121,630	107,078
Investment (gains) losses on sales of securities, net	61	(393)	—	(366)	—	—
ORE expense	105	37	(79)	(657)	(13)	1,457
FHLB restructuring charges	—	—	—	—	—	10,307
Hedge termination charges	—	—	—	—	—	4,673
Tax effect on adjustments noted above (18)	(43)	93	21	267	3	(4,297)
Net income available to common shareholders excluding adjustments noted above	$125,435	129,467	132,721	127,236	121,620	119,218

Basic earnings per common share	$1.66	1.72	1.76	1.70	1.61	1.42
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	—	—	—	—
Adjustment due to ORE expense	—	—	—	(0.01)	—	0.02
Adjustment due to FHLB restructuring charges	—	—	—	—	—	0.14
Adjustment due to hedge termination charges	—	—	—	—	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	—	(0.06)
Basic earnings per common share excluding adjustments noted above	$1.66	1.71	1.76	1.69	1.61	1.58

Diluted earnings per common share	$1.65	1.71	1.75	1.69	1.61	1.42
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	—	—	—	—
Adjustment due to ORE expense	—	—	—	(0.01)	—	0.02
Adjustment due to FHLB restructuring charges	—	—	—	—	—	0.14
Adjustment due to hedge termination charges	—	—	—	—	—	0.06
Adjustment due to tax effect on adjustments noted above (18)	—	—	—	—	—	(0.06)
Diluted earnings per common share excluding the adjustments noted above	$1.65	1.70	1.75	1.68	1.61	1.58

Revenue per diluted common share	$4.52	4.47	4.50	4.37	4.17	4.03
Adjustments as noted above	—	(0.01)	—	—	—	—
Revenue per diluted common share excluding adjustments noted above	$4.52	4.46	4.50	4.37	4.17	4.03

Book value per common share at quarter end (9)	$66.30	66.89	65.36	64.19	62.33	61.80
Adjustment due to goodwill, core deposit and other intangible assets	(24.65)	(24.34)	(24.38)	(24.42)	(24.45)	(24.55)
Tangible book value per common share at quarter end (9)	$41.65	42.55	40.98	39.77	37.88	37.25

Equity method investment (17)
Fee income from BHG, net of amortization	$33,655	30,844	30,409	32,071	28,950	24,294
Funding cost to support investment	666	388	379	1,230	1,205	1,222
Pre-tax impact of BHG	32,989	30,456	30,030	30,841	27,745	23,072
Income tax expense at statutory rates (18)	8,623	7,961	7,850	8,062	7,253	6,031
Earnings attributable to BHG	$24,366	22,495	22,180	22,779	20,492	17,041

Basic earnings per common share attributable to BHG	$0.32	0.30	0.29	0.30	0.27	0.23
Diluted earnings per common share attributable to BHG	$0.32	0.30	0.29	0.30	0.27	0.23

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2022	2021	2021

Return on average assets (1)	1.32%	1.39%	1.42%
Adjustments as noted above	—%	(0.01)%	—%
Return on average assets excluding adjustments noted above (1)	1.32%	1.38%	1.42%

Tangible assets:
Total assets	$39,400,378	38,469,399	35,299,705
Less: Goodwill	(1,850,951)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(31,997)	(33,819)	(40,130)
Net tangible assets	$37,517,430	36,615,769	33,439,764

Tangible common equity:
Total stockholders' equity	$5,280,950	5,310,607	4,959,524
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,126)
Total common stockholders' equity	5,063,824	5,093,481	4,742,398
Less: Goodwill	(1,850,951)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(31,997)	(33,819)	(40,130)
Net tangible common equity	$3,180,876	3,239,851	2,882,457

Ratio of tangible common equity to tangible assets	8.48%	8.85%	8.62%

Average tangible assets:
Average assets	$38,637,221	37,132,078	34,659,132
Less: Average goodwill	(1,830,553)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(33,177)	(35,152)	(41,575)
Net average tangible assets	$36,773,491	35,277,115	32,797,746

Return on average assets (1)	1.32%	1.39%	1.42%
Adjustment due to goodwill, core deposit and other intangible assets	0.06%	0.07%	0.08%
Return on average tangible assets (1)	1.38%	1.46%	1.50%
Adjustments as noted above	—%	—%	—%
Return on average tangible assets excluding adjustments noted above (1)	1.38%	1.46%	1.50%

Average tangible common equity:
Average stockholders' equity	$5,331,405	5,262,586	4,953,656
Less: Average preferred equity	(217,126)	(217,126)	(217,126)
Average common equity	5,114,279	5,045,460	4,736,530
Less: Average goodwill	(1,830,553)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(33,177)	(35,152)	(41,575)
Net average tangible common equity	$3,250,549	3,190,497	2,875,144

Return on average equity (1)	9.53%	9.78%	9.96%
Adjustment due to average preferred stockholders' equity	0.41%	0.42%	0.45%
Return on average common equity (1)	9.94%	10.20%	10.41%
Adjustment due to goodwill, core deposit and other intangible assets	5.69%	5.93%	6.75%
Return on average tangible common equity (1)	15.63%	16.13%	17.16%
Adjustments as noted above	0.02%	(0.03)%	—%
Return on average tangible common equity excluding adjustments noted above (1)	15.65%	16.10%	17.16%

Allowance for credit losses on loans as a percent of total loans (20)	1.07%	1.12%	1.22%
Impact of excluding PPP loans from total loans	—%	0.02%	0.13%
Allowance as adjusted for the above exclusion of PPP loans from total loans (20)	1.07%	1.14%	1.35%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.